ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-202524 Dated January 6, 2016

HSBC USA Inc. Trigger Return Optimization Securities

$            Securities Linked to the S&P 500® Index due on or about January 31, 2019

Investment Description
These Trigger Return Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the S&P 500® Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Return is positive, HSBC will pay the principal amount at maturity plus a return equal to 2.0 (the “Multiplier”) multiplied by the Index Return, up to the Maximum Gain of between 32.00% and 36.00% (the actual Maximum Gain will be determined on the Trade Date). If the Index Return is zero or negative, HSBC will either repay the full principal amount at maturity or, if the Final Level is less than the Trigger Level, you will be fully exposed to the Index’s decline and HSBC will repay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑  Enhanced Growth Potential Subject to the Maximum Gain: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain.  If the Index Return is negative, investors may be exposed to the negative Index Return at maturity.

❑  Contingent Repayment of Principal at Maturity: If the Index Return is zero or negative and the Final Level is not less than the Trigger Level, HSBC will repay the principal amount at maturity.  However, if the Final Level is less than the Trigger Level, HSBC will pay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the negative Index Return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	January 26, 2016
Settlement Date	January 29, 2016
Final Valuation Date[2]	January 25, 2019
Maturity Date[2]	January 31, 2019

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO THE INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
These terms relate to an offering of Securities Linked to the S&P 500® Index. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Initial Level	Maximum Gain	Trigger Level	Multiplier	CUSIP/ISIN
S&P 500® Index	•	32.00% to 36.00% (to be determined on the Trade Date)	80% of the Initial Level	2.0	40434K172 / US40434K1723

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying Equity Index Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $9.40 and $9.75 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦   Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

♦   Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦   Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may be exposed to the same downside market risk as the Index.

♦   You believe that the Index will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦   You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦   You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦   You accept the risk and return profile of the Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You seek an investment that is designed to return your full principal amount at maturity.

♦   You are not willing to make an investment in which you could lose some or all of your principal amount and you are not willing to make an investment that may be exposed to the same downside market risk as the Index.

♦   You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date, or you believe that the Index will appreciate over the term of the Securities, and that any appreciation will be greater than the Maximum Gain.

♦   You seek an investment that participates in the full appreciation in the Index or that has unlimited return potential.

♦   You are not willing to invest in the Securities if the Maximum Gain is set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the level of the Index.

♦   You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and on page S-1 of the prospectus supplement.

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Indicative Terms
Issuer	HSBC USA Inc. (“HSBC”)
Issue Price	$10.00 per Security.
Principal Amount	$10.00 per Security.
Term	Approximately three years
Trade Date[1]	January 26, 2016
Settlement Date[1]	January 29, 2016
Final Valuation Date[1]	January 25, 2019, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date[1]	January 31, 2019, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Index	S&P 500® Index
Trigger Level	80% of the Initial Level
Multiplier	2.0
Maximum Gain	Between 32.00% and 36.00%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10 Security) [2]

You will receive a payment on the Maturity Date calculated as follows:

If the Index Return is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + [$10 × (the Index Return × the Multiplier)] and

(B) $10 + ($10 × the Maximum Gain).

If the Index Return is equal to or less than zero and the Final Level is equal to or greater than the Trigger Level, HSBC will pay you the principal amount of:

$10.

If the Final Level is less than the Trigger Level, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + ($10 × Index Return)

In this case, you will have a loss of principal that is proportionate to the negative Index Return and you will lose some or all of your principal amount.

Index Return	Final Level - Initial Level
Initial Level
Initial Level	The Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing level	The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the Calculation Agent and based on the value displayed on Bloomberg Professional® service page “SPX <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
CUSIP/ISIN	40434K172 / US40434K1723
Estimated Initial Value	The Estimated Initial Value of the Securities will be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same. The Final Valuation Date and Maturity Date are subject to postponement if a Market Disruption Event occurs.

2 Payment at Maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative and if the Index Return is negative, whether the Final Level is less than the Trigger Level. If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Index level is above the Trigger Level.

♦	Limited Return on the Securities –Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the level of the Index, which may be significant. Therefore, you will not benefit from any appreciation of the Index in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Index or in the component stocks of the Index.

♦	The Multiplier Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Multiplier times the Index's return, even if that return is positive and, when multiplied by the Multiplier, does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, from HSBC only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Index at Any Time Other Than on the Final Valuation Date – The Final Level will be based on the Official Closing Level of the Index on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Index appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Trigger Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Index prior to such decrease. Although the actual level of the Index on the Maturity Date or at other times during the term of the Securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Index on the Final Valuation Date.

♦	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting

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discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 8 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest Payments – As a holder of the Securities, you will not receive interest payments.

♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have. The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks included in the Index, may adversely affect the market value of the stocks included in the Index or level of the Index, and, therefore, the market value of the Securities.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity based on the Final Level. The Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on stocks included in the Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Changes Affecting the Index – The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The index sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

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♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” beginning on page 10 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Level relative to the Initial Level. We cannot predict the Final Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment term:	Approximately three years
Hypothetical Initial Level*:	2,000.00
Multiplier:	2.00
Hypothetical Trigger Level*:	1,600.00 (80% of the Initial Level)
Hypothetical Maximum Gain*:	34.00% (the midpoint of the expected range of between 32.00% and 36.00%)

* The actual Initial Level, Trigger Level and Maximum Gain will be determined on the Trade Date.

Example 1— The level of the Index increases from an Initial Level of 2,000.00 to a Final Level of 2,200.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (2,200.00 - 2,000.00) / 2,000.00 = 10.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (10.00% × 2.00)], and

(B) $10.00 + ($10.00 × 34.00%)

Payment at Maturity =$12.00

Example 2— The level of the Index increases from an Initial Level of 2,000.00 to a Final Level of 3,000.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (3,000.00 - 2,000.00) / 2,000.00 = 50.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (50.00% × 2.00)], and

(B) $10.00 + ($10.00 × 34.00%)

Payment at Maturity =$13.40

Example 3— The level of the Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,600.00. The Index Return is negative and expressed as a formula:

Index Return = (1,600.00 - 2,000.00) / 2,000.00 = -20.00%

Payment at Maturity = $10.00

Because the Index Return is less than zero, but the Final Level is greater than or equal to the Trigger Level, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent).

Example 4— The level of the Index decreases from an Initial Level of 2,000.00 to a Final Level of 800.00. The Index Return is negative and expressed as a formula:

Index Return = (800.00 - 2,000.00) / 2,000.00 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Index Return is less than zero and the Final Level is less than the Trigger Level, the Securities will be fully exposed to any decline in the level of the Index on the Final Valuation Date. Therefore, the return on the principal amount is -60.00%. In this case, you would incur a loss of 60.00% of the principal amount.

If the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the Index, and you will lose some or all of your principal amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Index*			Performance of the Securities
Hypothetical Final Level	Hypothetical Index Return	Multiplier	Hypothetical Return on Securities(1)	Hypothetical Payment at Maturity
4,000.00	100.00%	2.00	34.00%	$13.40
3,800.00	90.00%	2.00	34.00%	$13.40
3,600.00	80.00%	2.00	34.00%	$13.40
3,400.00	70.00%	2.00	34.00%	$13.40
3,200.00	60.00%	2.00	34.00%	$13.40
3,000.00	50.00%	2.00	34.00%	$13.40
2,800.00	40.00%	2.00	34.00%	$13.40
2,600.00	30.00%	2.00	34.00%	$13.40
2,400.00	20.00%	2.00	34.00%	$13.40
2,340.00	17.00%	2.00	34.00%	$13.40
2,300.00	15.00%	2.00	30.00%	$13.00
2,200.00	10.00%	2.00	20.00%	$12.00
2,100.00	5.00%	2.00	10.00%	$11.00
2,000.00	0.00%	N/A	0.00%	$10.00
1,800.00	-10.00%	N/A	0.00%	$10.00
1,600.00	-20.00%	N/A	0.00%	$10.00
1,400.00	-30.00%	N/A	-30.00%	$7.00
1,200.00	-40.00%	N/A	-40.00%	$6.00
1,000.00	-50.00%	N/A	-50.00%	$5.00
800.00	-60.00%	N/A	-60.00%	$4.00
600.00	-70.00%	N/A	-70.00%	$3.00
400.00	-80.00%	N/A	-80.00%	$2.00
200.00	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00

* The Index Return excludes cash dividend payments on the stocks included in the Index.

(1) This “return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount Security.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Securities issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of the Securities will only apply to payments made after December 31, 2018.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

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The S&P 500® Index

Description of the Index

The Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of November 30, 2015 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

For more information about the Index, see “The S&P 500® Index” on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from January 1, 2008 to December 28, 2015 as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The closing level of the SPX on December 28, 2015 was 2,056.50.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow to its affiliates a concession not in excess of the underwriting discount set forth on the cover of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

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